EXHIBIT 99.1

Armada Oil, Inc. Announces Operational Update and Reorganization of Management Team in Anticipation of Continued Growth

Dallas, TX, February 18, 2014: Armada Oil, Inc. (the “Company”) (OTCBB: AOIL), an oil and gas exploration and production company, reported today on its ongoing operational activities as well as a reorganization of its management team.

The Company recently announced the closing of an asset reallocation financing transaction with Gulfstar Resources, LLC (“Gulfstar”), a private energy investment group.  In addition to providing capital for acquisitions and drilling in other areas, this transaction provided a significant injection of capital into the Company’s south Louisiana operating area.  The first phase of workover activity on the LLDSB # 4 and the LLDSB # 30 has been completed as well as the conversion of the LLDSB # 1 in the Lake Hermitage Field to a salt water disposal well (“SWD”).  The new SWD should be on line in a matter of weeks and should result in a cost savings of $60,000 to $80,000 per month.  The initial phase of workover activity on the two wells resulted in increased production and a second round of activity later this month should bring them up to expected production levels.  Planning and execution of additional activity in south Louisiana is ongoing.

The significant increase in availability of funds for south Louisiana as a result of the recently closed transaction has generated, and will continue to generate, a high level of activity in the existing south Louisiana fields as well as the potential for additional acquisitions.  In order for those activities to be efficiently and appropriately managed, David L. Freeman has been named President of TNR Holdings, LLC, the subsidiary responsible for all south Louisiana operations and will focus 100% of his time and energy in that operating area.  As a result, effective February 16, 2014, Mr. Freeman will no longer serve as Chief Operating Officer of the Company.

As previously announced, Tranche B and Tranche C of the financing transaction totaling $11,250,000 will be dedicated to drilling and additional acquisitions in other operating areas.  Preparations are underway to drill the initial Niobrara test well in the Company’s Wyoming operating area in late spring and a number of producing properties are currently being evaluated for acquisition.

“We are excited about the ramp up in activity in south Louisiana and look forward to announcing additional acquisition and drilling activities in our other operating areas soon,” said Randy M. Griffin, CEO of Armada Oil, Inc.

About Armada Oil, Inc.
Armada Oil, Inc. (OTCBB: AOIL), headquartered in Dallas, Texas, is a growth-oriented oil and gas Exploration and Production (E&P) company with a focus on growing reserves and net asset value per share, primarily through the acquisition, development and enhancement of multiple onshore oil and natural gas producing properties as well as the development of highly diversified developmental drilling opportunities, both conventional and unconventional. The Company currently has producing oil properties in Plaquemines and Lafourche Parishes in Louisiana.  In addition, the Company has developmental properties in Garfield and Major Counties, OK and Wyoming County, NY and controls a strategic acreage position in southern Wyoming in the liquids-rich Niobrara Play.

More information about Armada Oil may be found at http://www.armadaoil.us.

Forward-Looking Statements
Certain statements in this news release, which are not historical facts, are forward-looking statements. These statements are subject to risks and uncertainties. Words such as "expects", "intends", "plans", "may", "could", "should", "anticipates", "likely", "believes" and words of similar import also identify forward-looking statements. Forward-looking statements are based on current facts and analyses and other information that are based on forecasts of future results, estimates of amounts not yet determined and assumptions of management. Actual results may differ materially from those currently anticipated due to a number of factors which may be beyond the reasonable control of the Company, including, but not limited to, the Company’s ability to locate and acquire suitable interests in oil and gas properties on terms acceptable to the Company, the availability and pricing of additional capital to finance operations and leasehold acquisitions, the ability of the Company to build and maintain a successful operations infrastructure, the Company’s ability to integrate acquired assets, the intensity of competition and changes and volatility in energy prices. Readers are urged not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. We assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release. Additional information on risks and other factors that may affect the business and financial results of the Company can be found in the filings of the Company with the U.S. Securities and Exchange Commission at www.sec.gov.

Contact:
Armada Oil, Inc.
972-490-9595
investorrelations@armadaoil.us